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                                  EXHIBIT 5.1
                  Woods, Oviatt, Gilman, Sturman & Clarke, LLP
                                   Suite 700
                                Two State Street
                           Rochester, New York 14614

December 30, 1999

Zap.Com Corporation
Suite 350
100 Meridian Centre
Rochester, New York
Attention: Avram Glazer, President and CEO

          Re: Registration Statement on Form S-1

Dear Mr. Glazer:

     We have acted as counsel to Zap.Com Corporation, a Nevada corporation (the "Company"), a Nevada corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (the "Registration Statement") relating to a direct offering by the Company of up to an aggregate of 20,000,000 of the Company's common stock, $.001 par value per share to Website owners in exchange for Web site rights (the "Direct Offering Shares") and 30,000,000 shares of the Company's common stock on a shelf basis (together with the Direct Shares, the "Shares"), which may be issued from time to time. This opinion is being furnished in allowance with the requirements of Item 601
(b) (5) of Registration S-K under the act.

     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that the issuance of such Shares will have been duly authorized, the Shares will have been reserved for issuance, and certificates evidencing the same will have been duly executed and delivered, against receipt of the consideration approved by the Board of Directors of the Company or a committee thereof, which will be not less than the par value thereof. Based upon the foregoing, we are of the opinion that the Shares, when and to the extent issued and sold by the Company, will be duly authorized, validly issued, fully paid and non-assessable.

     Members of our firm are admitted to the Bar of the State of New York and do not opine on any laws except for the State of New York, federal laws and the Corporate-laws of the State of Nevada. Insofar as our opinions herein relate to Nevada corporate law, those opinions are based solely on the opinion of Marshall, Hill, Casses & de Lipkau delivered on this date relating to such matters and is subject to the one qualifications stated therein. No opinion is expressed herein with respect to the qualification of the Shares under the securities laws or blue sky laws of any state. You should be aware that a partner in our firm serves as a corporate secretary of the Company and its controlling stockholder, Zapata Corporation.

     We hereby consent to the use of this opinion as an Exhibit 5-1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          WOODS, OVIATT, GILMAN,
                                            STURMAN & CLARKE LLP